Exhibit 3.2

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

TARGA PIPELINE PARTNERS LP

a Delaware limited partnership

This THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of TARGA PIPELINE PARTNERS LP (this “Agreement”), dated as of February 27, 2015, is adopted, executed and agreed to, for good and valuable consideration, by and among the Targa Pipeline Partners GP LLC (the “General Partner”) and Targa Resources Partners LP, a Delaware limited partnership (the “Limited Partner”).

RECITALS

WHEREAS, on February 27, 2015, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 13, 2014, by and among the Limited Partner, Targa Resources Corp., a Delaware corporation, Targa Resources GP LLC, a Delaware limited liability company, Trident MLP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Limited Partner (“Merger Sub”), Atlas Energy, L.P., a Delaware limited partnership, the General Partner and Targa Pipeline Partners LP, a Delaware limited partnership (the “Partnership”), Merger Sub merged with and into the Partnership, and the Limited Partner was admitted as the sole limited partner of the Partnership and the General Partner remained the general partner of the Partnership;

WHEREAS, on February 27, 2015, the Partnership filed an Amended and Restated Certificate of Limited Partnership pursuant to which the Partnership changed its name from “Atlas Pipeline Partners, L.P.” to “Targa Pipeline Partners LP”; and

WHEREAS, the General Partner and the Limited Partner desire to amend and restate the Partnership’s Second Amended and Restated Agreement of Limited Partnership, dated as of March 9, 2004, as amended from time to time (the “Partnership Agreement”).

NOW, THEREFORE, the Partnership Agreement is amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

“Partner” means the General Partner or any Limited Partner.

“Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Limited Partner to the Partnership as a percentage of all cash contributed by all the Limited Partners to the Partnership.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation. The Partnership has been formed in Delaware as a limited partnership pursuant to the provisions of the Act.

2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name “Targa Pipeline Partners LP”.

2.3 Term. The Partnership shall continue in existence until an election to dissolve the Partnership by the General Partner.

2.4 Purpose. The purpose and business of the Partnership shall be to engage in any lawful business, purpose or activity for which limited partnerships may be organized under the Act.

2.5 Partnership Interests; Initial Capital Contributions. The General Partner shall have a non-economic general partner interest and the Limited Partner shall have a limited partner interest entitling the Limited Partner to a 100% Percentage Interest.

ARTICLE III

ALLOCATIONS AND DISTRIBUTIONS

3.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

3.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Limited Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations pursuant thereto.

3.3 Distributions. The General Partner may make such cash distribution as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds. In its sole discretion, the General Partner may also distribute to the Limited Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Limited Partners.

ARTICLE IV

MANAGEMENT AND OPERATIONS OF BUSINESS

The management of the Partnership shall be exclusively vested in the General Partner and the Limited Partner shall not have any power to control or manage the Partnership. The powers of the Partnership shall be exercised under the authority of, and the business and affairs of the Partnership shall be managed under the direction of, the General Partner.

ARTICLE V

NO LIABILITY OF LIMITED PARTNER

No Limited Partner shall have any liability for the obligations, debts or liabilities of the Partnership except to the extent provided in the Act.

ARTICLE VI

DISSOLUTION AND LIQUIDATION

The Partnership shall be dissolved, and its affairs shall be wound up, as provided in Section 2.3. No other event will cause the Partnership to dissolve.

ARTICLE VII

AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may modify, alter, supplement or amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Duties, Exculpation and Indemnity.

(a) Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, to the fullest extent permitted by applicable law, no Partner (including the General Partner) shall have any fiduciary or other duties (including any duty of disclosure) to the Partnership, any officer or any other person that is a party to or bound by this Agreement. To the fullest extent permitted by applicable law, neither any Partner (including the General Partner) nor its partners, members or equityholders nor any of their respective directors, managers, officers or employees (individually, a “Partner Covered Person” and, collectively, the “Partner Covered Persons”), shall be liable or accountable in damages or otherwise to the Partnership for any act or omission done or omitted by any Partner Covered Person. To the fullest extent permitted by applicable law, the Partnership shall indemnify and hold harmless each Partner Covered Person against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Partner Covered Person (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Partner Covered Person in connection with the Partnership, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such Partner Covered Person engaged in fraud, gross negligence or willful misconduct. Reasonable expenses, including reasonable attorneys’ fees and disbursements, incurred by a Partner Covered Person and relating to any proceeding in connection with which indemnification is sought under this Section shall be advanced by the Partnership upon written demand by such Partner Covered Person; provided that such Partner Covered Person shall reimburse the Partnership for such expenses if it is finally determined that such Partner Covered Person is not entitled to indemnification hereunder.

(b) To the fullest extent permitted by applicable law, the Partnership shall indemnify and hold harmless (i) any officer of the Partnership and (ii) each person who is or was an employee of the Partnership or a director, officer or employee of any subsidiary of the Partnership who the General Partner expressly designates as a being entitled to the rights to indemnification set forth in this Section in a written resolution (individually, an “O&E Covered Person” and, collectively, the “O&E Covered Persons”) against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the O&E Covered Person (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the O&E Covered Person in connection with the Partnership to the same extent as if the Partnership were a corporation organized under the laws of the State of Delaware that indemnified and held harmless its directors, officers, employees and agents to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as in effect on date of this Agreement (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such O&E Covered Person would not be so entitled to be indemnified and held harmless if the Partnership were a corporation organized under the laws of the State of Delaware that indemnified and held harmless its directors, officers, employees and agents to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as in effect on date of this Agreement (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement). Reasonable expenses, including reasonable attorneys’ fees and disbursements, incurred by a O&E Covered Person and relating to any proceeding in connection with which indemnification is sought under this Section shall be advanced by the Partnership upon written demand by such O&E Covered Person; provided that such O&E Covered Person shall reimburse the Partnership for such expenses if it is finally determined that such O&E Covered Person is not entitled to indemnification hereunder.

8.2 Certificates. Limited partner interests need not be certificated provided that if the General Partner decides to certificate such limited interests, the certificates evidencing limited partner interests in the Partnership shall be in such form, not inconsistent with that required by law and the certificate of limited partnership of the Partnership, as shall be approved by the General Partner.

8.3 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partner, effective as of the date first set forth above.

GENERAL PARTNER:

TARGA PIPELINE PARTNERS GP LLC

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	Chief Executive Officer

LIMITED PARTNER:

TARGA RESOURCES PARTNERS LP

By:	TARGA RESOURCES GP LLC, its general partner

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	Chief Executive Officer

Signature Page to the Third Amended and Restated

Agreement of Limited Partnership of

Targa Pipeline Partners LP